Exhibit 99.1

Blount International, Inc.
4909 SE International Way (97222 4679)
PO Box 22127
Portland, OR 97269 2127 USA
(503) 653-8881
FAX: (503) 653-4555

NEWS RELEASE

Contact:	Calvin E. Jenness
Senior Vice President
and Chief Financial
Officer
503-653-4573
Release:	Immediately

Blount Announces 2008 Second Quarter Results

•                  Second quarter sales increased by 14.4% from second quarter of 2007

•                  Sales backlog as of June 30th at a record level of $131.1 million

•                  Diluted earnings per share of $0.21 for the second quarter

PORTLAND, OR, August 5, 2008:  Blount International, Inc. [NYSE: BLT] (“Blount” or the “Company”) today announced results for the second quarter ended June 30, 2008.

Results for the Quarter Ended June 30, 2008

The Company’s sales in the second quarter were $155.1 million, compared to $135.6 million in 2007, a 14.4% increase.   This year’s second quarter includes $10.3 million of sales from Carlton Holdings, Inc. (“Carlton”), beginning on the date of acquisition, which was May 2nd of this year.  Operating income in this year’s second quarter was $21.6 million compared to $22.7 million last year.  This year’s second quarter operating income was adversely impacted by $2.0 million in acquisition-related charges as a result of the Carlton purchase and approximately $1.9 million from changes in foreign currency exchange rates compared to last year.

Second quarter income from continuing operations was $10.2 million ($0.21 per diluted share), an increase from $9.9 million ($0.21 per diluted share) in the second quarter of 2007.  The Carlton acquisition-related charges reduced income from continuing operations by approximately $0.03 per diluted share.  Debt at the end of the second quarter was $340.4 million, a decrease of $19.7 million from last year’s second quarter and an increase of $43.4 million from December 31, 2007. The net increase in debt during this year was related to the financing of the Carlton acquisition.

Commenting on the second quarter results, James S. Osterman, Chairman and Chief Executive Officer, stated: “The second quarter performance of our Company was good.  Healthy demand in most geographic markets enabled the Outdoor Products segment to achieve record sales for one quarter. The strong sales performance in international markets was aided somewhat by the relatively weak US dollar, as well as the acquisition of Carlton, with over 80% of its sales taking place overseas. Our significant order backlog indicates solid top line growth in the second half of the year, although operating margins will be pressured by higher raw material costs.”

Outdoor Products Segment

The Outdoor Products segment’s second quarter sales of $146.4 million represent an increase of 14.2% from last year.  Segment international sales were up 15.1% versus last year, excluding Carlton.  Comparable domestic sales were down 10.4% versus last year.  Increased volumes and selling prices drove the comparable year-over-year improvement.  Foreign exchange rates and a better sales mix also contributed to the increased sales:

% Increase in Second Quarter Sales from Prior Year:
Selling Price/Mix	+1.9%
Unit Volume	+1.9%
Foreign Exchange	+2.3%
Carlton Sales	+8.1%
Total	+14.2%

Sales order backlog for the segment was $121.6 million at the end the second quarter compared to $71.8 million in the comparable period last year and $63.3 million as of December 31, 2007.  June 30, 2008 backlog includes $24.6 million related to Carlton.

Segment contribution to operating income was $24.6 million in the second quarter compared to $26.7 million in the comparable period of 2007.  The decline in contribution includes acquisition-related charges of $2.0 million relating to the Carlton purchase and $1.9 million of adverse foreign currency exchange rate impacts compared to last year, partially offset by higher unit volumes.  The effects of the stronger year-over-year Canadian dollar (+11%) and Brazilian real (+18%) on the segment’s manufacturing costs more than offset the positive impact on revenue caused by a weaker US dollar.  Additionally, in the second quarter, the segment experienced approximately $0.6 million of steel cost increases and continued to experience increases to logistics costs consistent with the higher prices of fuel worldwide.  Segment operating margins as a percentage of sales declined in this year’s second quarter to 16.8%, from 20.8% in 2007.  The key drivers of the operating margin decline are illustrated below:

Change in Segment Operating Margin from Last Year:
2007 Second Quarter Operating Margin	20.8%
Increase/(Decrease)
Selling Price/Mix	+1.5%
Unit Volume	+0.2%
Costs/Mix	(1.9)%
Carlton Margin Dilution	(0.6)%
Carlton Acquisition Charges	(1.3)%
Foreign Exchange	(1.9)%
Total Change	(4.0)%
2008 Second Quarter Operating Margin	16.8%

Other and Corporate Expense

In the second quarter, contribution from other and corporate expense totaled a loss of $3.0 million compared to a loss of $4.0 million last year.  These results include year-over-year improvement in profit from the sales of gear components of $0.5 million and a reduction in overhead expenses of $0.5 million.

2008 Financial Outlook

The Company’s outlook for fiscal 2008 includes estimated sales of between $600 million and $610 million. The sales estimate assumes a second half growth rate of between 6% and 9% from last year’s second half in addition to the incremental sales from the Carlton acquisition.  Operating income is estimated to range between $79 million and $81 million, on the assumption that increases in steel and fuel costs will offset the benefit of selling price increases that have been implemented. Included in the operating income estimate is approximately $3 million in non-recurring acquisition-related charges from the Carlton purchase, of which approximately $2 million were recorded in the second quarter. Cash flow available for debt repayment is estimated to be between $28 million and $33 million in 2008, excluding the funds used to acquire Carlton.  The effective income tax rate for 2008 is estimated to be between 34% and 36%.

Blount International, Inc. is an international company operating one principal business segment, the Outdoor Products segment.  Blount sells its products in more than 100 countries around the world.  For more information about Blount, please visit our website at http://www.blount.com.

“Forward looking statements” in this release, including without limitation the Company’s “outlook,” “expectations,” “beliefs,” “plans,” “indications,” “estimates,” “anticipations,” “guidance,” and their variants, as defined by the Private Securities Litigation Reform Act of 1995,  are based upon available information and upon assumptions that the Company believes are reasonable; however, these forward looking statements involve certain risks and should not be considered indicative of actual results that the Company may achieve in the future.  In particular, among other things, guidance given in this release is expressly based upon certain assumptions concerning market conditions, foreign currency exchange rates, raw material costs, especially with respect to the price of steel, the presumed relationship between backlog and future sales trends and certain income tax matters.  To the extent that these assumptions are not realized going forward, or other unforeseen factors arise, actual results for the periods subsequent to the date of this announcement may differ materially.

Blount International, Inc. Financial Data (Unaudited)

Condensed Consolidated Statements of Income

	Three mos. ended Jun. 30		Six mos. ended Jun. 30
(In thousands, except per share data)	2008	2007	2008	2007
Sales	$155,052	$135,580	$288,259	$253,896
Cost of sales	105,730	89,304	196,459	167,565
Gross profit	49,322	46,276	91,800	86,331
Selling, general and administrative expenses	27,702	23,613	53,511	47,473
Operating income	21,620	22,663	38,289	38,858
Interest expense, net of interest income	(6,459)	(8,254)	(12,929)	(16,311)
Other income (expense), net	684	(8)	771	64
Income from continuing operations before income taxes	15,845	14,401	26,131	22,611
Provision for income taxes	5,628	4,504	9,025	7,550
Income from continuing operations	$10,217	$9,897	$17,106	$15,061
Income (loss) from discontinued operations	(121)	1,285	(174)	787
Net income	$10,096	$11,182	$16,932	$15,848

Basic income (loss) per share:
Continuing operations	$0.21	$0.21	$0.36	$0.32
Discontinued operations	0.00	0.03	0.00	0.02
Basic income per share:	$0.21	$0.24	$0.36	$0.34
Diluted income (loss) per share:
Continuing operations	$0.21	$0.21	$0.35	$0.31
Discontinued operations	0.00	0.02	0.00	0.02
Diluted income per share:	$0.21	$0.23	$0.35	$0.33
Shares used for per share computations (in 000’s):
Basic	47,392	47,288	47,348	47,280
Diluted	48,347	48,124	48,241	48,062

Condensed Consolidated Balance Sheets

(In thousands)	Jun. 30, 2008	Dec. 31, 2007
Assets:
Cash and cash equivalents	$42,781	$57,589
Accounts receivable	89,624	67,818
Inventory	84,854	70,273
Other current assets	21,481	21,929
Property, plant and equipment, net	118,556	89,729
Other assets	125,003	104,611
Total assets	$482,299	$411,949
Liabilities:
Current maturities of long-term debt	$1,232	$1,242
Other current liabilities	89,953	87,779
Long-term debt, net of current maturities	339,155	295,758
Other liabilities	85,245	81,316
Total liabilities	515,585	466,095
Stockholders’ deficit	(33,286)	(54,146)
Total liabilities and stockholders’ deficit	$482,299	$411,949

Segment Information

	Three mos. ended Jun. 30		Six mos. ended Jun. 30
(In thousands)	2008	2007	2008	2007
Sales:
Outdoor products	$146,356	$128,106	$272,583	$238,973
Other	8,696	7,474	15,676	14,923
Total sales	$155,052	$135,580	$288,259	$253,896
Operating income:
Outdoor products	$24,612	$26,664	$46,351	$47,734
Other and corporate expense	(2,992)	(4,001)	(8,062)	(8,876)
Operating income	$21,620	$22,663	$38,289	$38,858